Exhibit 3.4
LIMITED LIABILITY COMPANY AGREEMENT
OF
DISCOVERY COMMUNICATIONS, LLC
     This Limited Liability Company Agreement of Discovery Communications, LLC (this “Agreement”), dated as of May 14, 2007, is entered into by Discovery Communications Holding, LLC as the sole member (the “Member”). THE TRANSFER OF THE UNITS (AS DEFINED BELOW) DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN.
     The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and hereby agree as follows:
     1. Name. The name of the limited liability company is Discovery Communications, LLC (the “Company”).
     2. Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable or incidental to the foregoing.
     3. Powers of the Company. Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2 hereof, including without limitation the power to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Company. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.
     4. Registered Office. The address of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904.
     5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are National Registered Agents, Inc.
     6. Term. The term of the Company shall continue until terminated as provided in Section 11 hereof (the “Term”).
     7. Fiscal Year. The fiscal year of the Company shall end on December 31.

     8. Member. The name and the business, residence or mailing address of the Member is as follows:

Name	Address

Discovery Communications Holding, LLC	1 Discovery Place
Silver Spring, MD 20910
     9. Management; Authorized Person. The business and affairs of the company shall be managed and conducted by the Member (who shall be “Manager” of the Company, as defined in the Act). The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. The Member is authorized to execute and deliver any instrument or document on behalf of the Company. Michael A. Diz is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company. The Member may execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business; any documents required to obtain a U.S. taxpayer identification number; and any documents otherwise required in order for the Company to conduct business.
     10. Officers. The day to day functions of the Company may be performed by one or more persons appointed as an officer of the Company by the Member. The initial officers of the Company shall be the officers of Discovery Communications, Inc. immediately before the conversion (the “Conversion”) from Discovery Communications Inc., a Delaware close corporation into the Company, a Delaware limited liability company. Each such officer shall continue to have the same authority and duties as such officer had prior to the Conversion, and shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
     11. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the affirmative vote or written consent of the Member, (b) at any time there is no member of the Company, unless the Company is continued pursuant to the Act or (c) the entry of a decree of judicial dissolution under section 18-802 of the Act.
     12. Conversion; Units. Effective as of the time of the conversion (the “Conversion”) of Discovery Communications, Inc., a Delaware corporation (the “Predecessor”) to the Company, (i) the Certificate of Incorporation and By-laws of the Predecessor, each as in effect immediately prior to the Conversion, are replaced and superseded in their entirety by the certificate of formation of the Company and this Agreement, (ii) the common stock of the Predecessor was converted into limited liability company interests (“Units”) in the Company as set forth on Exhibit A attached hereto, (iii) the sole stockholder of the Predecessor is admitted to the Company as a member of the Company owning the Units in the Company identical to the percentage interest of common stock in the Predecessor that such stockholder owned immediately prior to the Conversion, (iv) the Member is continuing the business of the Predecessor without dissolution in the form of a Delaware limited liability company governed by this Agreement, and (v) in accordance with Section 18-214 of the Act, the Company shall constitute a continuation of the existence of the Predecessor in the form of a Delaware limited liability company and, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Predecessor. No loan made to the Company by any Member shall constitute a capital contribution to the Company for any purpose.
     13. Additional Contributions. The Member is not required to make any additional capital contributions to the Company. The Member may make additional capital contributions to the Company in the form of cash, property, services or otherwise, and upon such contribution the Member’s capital account balance shall be adjusted accordingly and the Company shall amend Exhibit A hereto to reflect the issuance of additional Units to the Member in exchange therefor, and any resulting change in the Member’s percentage ownership interest in the Company.
     14. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Member.
     15. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding anything to the contrary contained herein, the Company shall not make a distribution to any Member on account of the interest of such Member in the Company if such distribution would violate section 18-607 of the Act.
     16. Withdrawal of Members.
     (a) The Member may withdraw from the Company pursuant to an amendment to this Agreement signed by the Member. The effectiveness of such amendment shall constitute the withdrawal of the Member as a member of the Company.
     (b) Upon the withdrawal of any Member, such withdrawing Member shall, to the extent permitted by applicable law, be entitled to payment of the balance in its capital account, and shall have no further right, interest or obligation of any kind whatsoever as a member of the Company.
     17. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.
     18. Liability of the Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.
     19. Exculpation and Indemnification. Neither the Member nor any officer shall be liable to the Company, the Member or any other person or entity who or that has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or officer by this Agreement, except that the Member or officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or officer’s gross negligence or willful misconduct.

To the full extent permitted by applicable law, the Member or officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or officer by reason of any act or omission performed or omitted by such Member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or officer by this Agreement, except that neither the Member nor any officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of gross negligence or willful misconduct with respect to such acts or omissions, provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and neither the Member nor any officer shall have personal liability on account thereof.
     20. Amendment. Subject to Section 17 hereof, any amendment to this Agreement shall require the consent of the Member.
     21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
     22. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.
     23. Article 8 Opt-In. Each Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware (the “UCC”), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC (6 Del. C. § 8-101, et seq.), such provision of Article 8 of the UCC shall control. The Units shall not at any time be represented by certificates.
     24. Requirements for Transfer. The Company shall maintain books for the purpose of registering the transfer of Units. No transfer of Units shall be effective unless written notice thereof is provided to the Company. Any transferee of Units shall be notified by the Company of the restrictions on transfer contained herein.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

DISCOVERY COMMUNICATIONS HOLDING, LLC
By:	/s/ Christina Wadyka
	Name:	Christina Wadyka
	Title:	Senior Vice President and Assistant Secretary

[Signature Page - LLC Agreement of Discovery Communications, LLC]